              [LETTERHEAD OF ALPHA INDUSTRIES, INC. APPEARS HERE]

                                EXHIBIT (10)(i)


October 4, 1996


Mr. Martin J. Reid
7 Wainwright Road, #59
Winchester MA 01890


Re: Ongoing relationship


Dear Woody:

As we have discussed, Alpha Industries, Inc. ("Alpha") wishes to provide a contractual basis for an ongoing relationship between you and Alpha. This letter sets out the terms that we have discussed.

1. This agreement replaces and supersedes all prior agreements relating to you employment by the Company, including without limitation the Severance Agreement dated July 1, 1996, which is hereby terminated and canceled as of the date of this agreement.

2. You resigned your positions as President and Chief Executive Officer of Alpha on July 16, 1996. You will remain an employee of Alpha on the terms and with the rights and benefits set out below in this letter.

3. Alpha agrees that your salary will continue at the annual rate of $290,000.00, which is $5,576.92 per week, on a weekly basis through October 4, 1998, subject to the following conditions.

   a. In the event of your death, Alpha will make the stream of weekly payments provided above in this Section to your estate until the first to occur of: (i) one year after the date of your death, or (ii) October 4, 1998.

   b. Except as prohibited by this agreement in Section 4, you are free to accept any other employment opportunity. Except in the event that you violate any term or provision of this agreement, the payments provided for in this Section will not
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Martin J. Reid
October 4, 1996
Page 2

      be reduced, terminated or otherwise effected by your acceptance of other employment or your receipt of other compensation.

4. From July 16, 1996 through the later to occur of (a) October 4, 1997, or (b) the termination of your employee status with Alpha (the "Noncompete Period"), you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, or otherwise, or through any person, engage in any employment, consulting or other activity which competes with the business of the Company or any of its subsidiaries or affiliates. You acknowledge and agree that your direct or indirect participation in the conduct of such competing business alone or with any person other than the Company will materially impair the business and prospects of the Company. During the Noncompete Period, you will not (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in such hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) encourage any customer or supplier of the Company to reduce or terminate its relationship with the Company. If any of the restrictions provided for in this Section are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this Section not so reduced shall remain in full force an effect. It is understood that during the Noncompete Period, you will make yourself available to the Company for consultation on behalf of the Company, upon reasonable request and at a reasonable rate of compensation and at reasonable times in light of any commitment you may have to a new employer.

You understand and acknowledge that the Company's remedies at law for breach of any of the restrictions in this Section are inadequate and that any such breach will cause irreparable harm to the Employer. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in the Company's favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section, and may apply for injunctive relief against any act which would violate those restrictions.

5. You agree to cooperate with Alpha in effecting your resignation from all of the positions that you have held with subsidiaries and other affiliates of Alpha and in taking any other actions required due to your change of status with Alpha.

6. You will be an employee of Alpha on the terms and conditions set out below:

   a. Your responsibilities will be such as are mutually acceptable to and agreed upon by you and the President of Alpha. Under no circumstances will you be
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Martin J. Reid
October 4, 1996
Page 3

      asked to perform any duties inconsistent in any respect with your position as the former President and Chief Executive Officer of Alpha.

   b. Your employee status will not affect your receipt of salary continuation as set out in Section 3 above, and neither such status nor its termination for any reason will entitle you to receipt of additional salary or to continuation of your salary past October 4, 1998.

   c. As long as your employee status continues, you will be eligible to participate in Alpha's medical insurance plan on the same basis that you did prior to July 16, 1996. Alpha's obligation to provide you with such coverage is limited to allowing you to participate in any medical insurance plan or plans then available to the employees of Alpha, subject to the terms of the applicable plan documents, generally applicable Alpha policies and actions by Alpha contemplated by such plans.

   d. As long as your employee status continues, your Company stock options will continue to be valid and exercisable in accordance with their terms and conditions. Upon termination of such status for any reason, all Company stock options then outstanding and held by you, whether or not by their terms then exercisable, shall, subject to their other terms and conditions, become immediately exercisable and remain exercisable for a period of ninety (90) days after the date of termination.

   e. As long as your employee status continues, you will be eligible to participate in the following additional Alpha employee benefit plans:
      Group Life Insurance, Dependent Life Insurance, Long-Term Disability, Dental Insurance, 401(k) Plan, Executive Deferred Compensation Plan, and Employee Stock Purchase Plan. Such participation shall be on the same basis as your participation in such plans prior to July 16, 1996. Alpha's obligation to provide you with such coverage is limited to allowing you to participate in any such plan or plans then available to the employees of Alpha, subject to the terms of the applicable plan documents, generally applicable Alpha policies and actions by Alpha contemplated by such plans. You will not participate in any other Alpha employee benefit plan or policy, including without limitation accrual of vacation or sick time.

   e. Your employee status with Alpha: (i) will terminate on October 4, 1998, unless terminated sooner as provided herein, (ii) may be terminated by you at any time for any reason, (iii) may be terminated by Alpha at any time upon written notice to you in the event that you materially breach your obligations under this

Martin J. Reid
October 4, 1996
Page 4

      agreement, and (iv) will terminate upon your receipt of full-time employment that makes available to you and your family medical insurance benefits substantially comparable to those then provided to you by Alpha.

   7. Promptly after the execution of this letter, you will receive: (a) the value of your accrued and unused vacation time in a lump sum, and (b) the value of your SERP account in a lump sum.

If the agreement set out in this letter is acceptable to you, please so indicate by signing both copies of the letter and returning one to Jim Nemiah at Alpha.

Sincerely,


ALPHA INDUSTRIES, INC.

By:
    ------------------------
    Chairman of the Board


By: [SIGNATURE APPEARS HERE]
    ------------------------
    President and CEO


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    ACCEPTED AND AGREED TO:

    /s/ Martin J. Reid
    ----------------------------
    Martin J. Reid
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